As filed with the Securities and Exchange Commission on February 28, 2025

Registration No. 333-258936

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO FORM S-1 ON FORM S-3

REGISTRATION STATEMENT NO. 333-258936

UNDER

THE SECURITIES ACT OF 1933

Matterport, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-1695048
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

352 East Java Drive, Sunnyvale, CA 94089

(650) 641-2241

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Matthew Zinn, Esq. Chief Legal Officer 352 East Java Drive Sunnyvale, CA 94089 (972)476-1900	Copies to: Louis Lehot, Esq. Brandee L. Diamond, Esq. Foley & Lardner LLP 525 University Ave Suite 500 Palo Alto, California 94301 (650)856-3700

Approximate date of commencement of proposed sale of the securities to the public: Not Applicable. This Post-Effective Amendment is being filed to deregister all of the unsold securities previously registered under the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 4 (“Post-Effective Amendment”) filed by Matterport, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) relates to the following registration statement on Form S-3 (the “Registration Statement”):

•	Registration Statement on Form S-1 (No. 333-258936), filed by the Registrant with the SEC on August 19, 2021, as amended by (i) that Post-Effective Amendment No. 1 to Form S-1, which was filed by Registrant with the SEC on March 18, 2022, (ii) that Post-Effective Amendment No. 2 on Form S-1, which was filed by Registrant with the SEC on April 6, 2022, and (iii) that Post-Effective Amendment No. 3 to Form S-1 on Form S-3, which was filed by the Registrant with the SEC on December 9, 2022, pertaining to the registration for resale of 135,193,286 shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), 4,450,000 warrants to purchase Class A common stock, and up to 11,350,000 shares of Class A common stock issuable upon exercise of the warrants.

On February 28, 2025, pursuant to that certain the Registrant completed its previously announced mergers Agreement and Plan of Merger and Reorganization, dated as of April 21, 2024, by and among the Registrant, with CoStar Group, Inc. (“Parent”), Matrix Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub I”) and Matrix Merger Sub II LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub II”), pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of April 21, 2024, by and among the Registrant, Parent, Merger Sub I and Merger Sub II (the “Merger Agreement”). Pursuant to the Merger Agreement, (i) Merger Sub I merged with and into the Registrant (the “First Merger”), with the Registrant surviving the First Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”) and (ii) the Surviving Corporation merged with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub II surviving the Second Merger as a wholly -owned subsidiary of Parent.

As a result of the Mergers, the offerings contemplated by the Registration Statement have been terminated as of the effective time of the Mergers on February 28, 2025. In accordance with the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities registered but unsold or otherwise unissued at the termination of such offerings, the Registrant hereby removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the effective time of the Mergers on February 28, 2025. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S- 3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on February 28, 2025.

MATTERPORT, INC.

By:	/s/ Matthew Zinn
Name: Matthew Zinn
Title: Chief Legal Officer

No other person is required to sign the Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

[Signature Page to Post-Effective Amendment No. 4 on Form S-3]